Exhibit 10.165

AMENDMENT TO SEVERANCE AGREEMENT

This Amendment No. 1 (“Amendment”), dated as of June 20, 2014, to the Severance Agreement (“Agreement”) dated as of June 6, 2014, between Compuware Corporation, a Michigan corporation (the “Company”), and Daniel S. Follis, Jr. (the “Executive”).

WHEREAS, the Company and the Executive have entered into a Severance Agreement, dated June 6, 2014, and now desire to amend that Agreement.

NOW, THEREFORE, the following sections of the Agreement are hereby amended and restated in their entirety as follows:

A.
Section 6.1(C). Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive an amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the Amount the Executive would have earned with respect to the year in which the Date of Termination occurs, calculated by multiplying the award that the Executive would have earned for such year as if all applicable performance metrics had been achieved at the target level, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve (12).

B.
Section 16(N). “Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI), (VII) or (VIII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)            the assignment to the Executive of any duties materially inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, (as defined under Section 16 of the Securities Exchange Act of 1934), any such alteration attributable to the Executive ceasing to be an executive officer of a public company; provided, however, that if a Change in Control occurs by solely by virtue of clause (V) of the definition of Change in Control, Good Reason shall not exist if, following the Change in Control, the Executive retains the same position with respect to either the Application Performance Management or Mainframe business unit, as the position held with the Company before the Change in Control;

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

RECIPIENT

/s/ Daniel S. Follis, Jr.
Daniel S. Follis, Jr.

COMPUWARE CORPORATION

By:	/s/ Robert C. Paul
Robert C. Paul
Its: Chief Executive Officer